================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             COMAIR HOLDINGS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                                      Comair Holdings, Inc.
                                                      P.O. Box 75021
                                                      Cincinnati, Ohio   45202



NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT                                       July 2, 1999



Dear Shareholder:

We invite you to attend our annual meeting of shareholders on Tuesday, August 10, 1999, at the Radisson Inn, Cincinnati-Northern Kentucky International Airport. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operated and gives personal information about our director candidates.

Our proxy statement has a new look this year. We hope you find it easy to read and understand.

Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date and return your proxy card promptly in the enclosed envelope.

Sincerely yours,



/s/ David R. Mueller
_______________________
David R. Mueller
Chairman of the Board
Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                              COMAIR HOLDINGS, INC.



TIME:

         10:00 a.m., Eastern Time

DATE:

         Tuesday, August 10, 1999

PLACE:

         Radisson Inn
         Cincinnati-Northern Kentucky International Airport
         Hebron, Kentucky  41048

PURPOSE:

o        Elect Directors
o        Vote on shareholder proposal as described herein
o Ratify appointment of Arthur Andersen, LLP as the Company's independent public accountants for fiscal year 2000
o        Conduct other business if properly raised

Only shareholders of record on June 25, 1999 may vote at the meeting. The approximate mailing date of the Proxy Statement and accompanying Proxy Card is July 2, 1999.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


/s/ David R. Mueller
__________________________
David R. Mueller
Chairman of the Board
Chief Executive Officer

TABLE OF CONTENTS                                                                                   PAGE
-----------------                                                                                   ----

GENERAL INFORMATION....................................................................................1

ELECTION OF DIRECTORS..................................................................................2

SHAREHOLDER PROPOSAL...................................................................................4

RATIFICATION OF ACCOUNTANTS............................................................................5

DIRECTOR COMPENSATION..................................................................................5

BOARD COMMITTEES.......................................................................................5

PRINCIPAL SHAREHOLDERS.................................................................................6

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP.........................................................7

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..............................................................8

PERFORMANCE GRAPH......................................................................................9

COMPENSATION COMMITTEE REPORT.........................................................................10

SUMMARY COMPENSATION TABLE............................................................................11

OPTION GRANTS IN LAST FISCAL YEAR.....................................................................12

FISCAL YEAR-END OPTION VALUES.........................................................................12

RELATIONSHIPS AND RELATED TRANSACTIONS................................................................13

SHAREHOLDER PROPOSALS FOR NEXT YEAR...................................................................13

QUESTIONS.............................................................................................13

GENERAL INFORMATION

WHO MAY VOTE

Shareholders of Comair Holdings, Inc. as recorded in our stock register on June 25, 1999, may vote at the meeting. As of May 31, 1999, Comair Holdings, Inc. had 96,567,688 shares of Common Stock outstanding.

HOW TO VOTE

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

HOW PROXIES WORK

The Company's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates, against the shareholder proposal, and in favor of the ratification of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 2000.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

REVOKING A PROXY

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying the Company's Secretary in writing at the address under "Questions?" on page 13.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

VOTES NEEDED

The director candidates receiving the most votes will be elected to fill the seats on the Board. Approval of each of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

ATTENDING IN PERSON

Only shareholders, their proxy holders, and the Company's guests may attend the meeting.

OTHER MATTERS

Any other matters considered at the meeting including adjournment will require the affirmative vote of a majority of shares voting.

VOTING BY PROXY

All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees for directors proposed by the Board of Directors, "AGAINST" the shareholder proposal, and "FOR" ratification of the selection of independent public accountants.

If any other matters come before the meeting or any adjournment, each proxy will be voted at the discretion of the individuals named as proxies on the card.

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The Board has nominated the director candidates named below.

The Board of Directors oversees the management of the Company on your behalf. The Board reviews Comair Holdings' long-term strategic plans and exercises direct decision-making authority in key areas, such as declaring dividends. Just as important, the Board chooses the CEO, sets the scope of his authority to manage the Company's business day to day, and evaluates his performance. The Board also reviews development and succession plans for the Company's top executives.

The Company's Articles of Incorporation provide for a Board of Directors with three classes of three members in each class. Directors whose term expires in 1999 are up for election at the annual meeting. This Class currently consists of Peter H. Forster and John A. Haas whom the Company has nominated for election.

The Board is also nominating Gerald L. Wolken for election. He was a previous member of the Class of Directors whose term expires in 2001.

Most of Comair Holdings, Inc.'s directors are not employees. Only non-employee directors serve on the Company's Audit and Compensation Committees. All directors are elected for three-year terms. Personal information on each of our nominees is given on page 3.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

In voting to elect directors, shareholders are entitled to cumulate their votes. Shareholders are entitled to cast the number of votes equal to the number of directors to be elected multiplied by the number of shares held and to distribute such votes among as many candidates as the shareholder sees fit. The proxy being solicited by the Board of Directors includes the right to vote cumulatively on the election of the directors. Any shareholder invoking cumulative voting must be present in person or represented by a proxy other than the proxy being solicited by the Board of Directors. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Delta Air Lines, Inc. has the right under a 1986 agreement with Comair to designate a nominee for election to the Company's Board of Directors. They have not exercised that right at this time, and the Company believes it is in its best interest at this time to retain a vacancy that could be filled by a Delta nominee.

The Board met six times last year and took one Action in Writing.

THE BOARD RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING CANDIDATES:



PETER H. FORSTER                   Mr. Forster has been affiliated with the
AGE 57                             Dayton Power and Light Company, an electric
DIRECTOR SINCE 1988                and natural gas utility company
                                   headquartered in Dayton, Ohio, in various capacities since 1973. Mr. Forster served as Chief Executive Officer of DPL, Inc. from
                                   April, 1984 until December, 1996. He has served as Chairman of the Board of DPL, Inc.
                                   since 1988. Mr. Forster is also a director of Amcast Industrial Corporation.


JOHN A. HAAS                       Mr. Haas was Group Vice President of Ball
AGE 62                             Corporation from 1993 through 1995. He was
DIRECTOR SINCE 1990                President and Chief Executive Officer of
                                   Ball Glass Container Corporation since 1994 and President of Ball Metal Container and
                                   Specialty Products Group, a manufacturer of metal and glass packaging products, and Chairman of the Board, President and Chief
                                   Executive Officer since 1988 of Heekin Can,
                                   Inc., a Cincinnati-based manufacturer, which was acquired by Ball Corporation.


GERALD L. WOLKEN                   Mr. Wolken has been Managing Partner of MLE
AGE 63                             Enterprises Inc., a management consulting
DIRECTOR SINCE 1989                firm located in Ft. Myers, Florida since
                                   1990. Previously he served as President and Chief Executive Officer of SuperX Drug
                                   Stores, as well as Corporate Vice President of the Kroger Company. Mr. Wolken serves on the Board of Directors for Service
                                   Management Systems, Intellitecs
                                   International and Boys Hope/Girls Hope. He also serves on the Advisory Boards of Health
                                   Resource Publishing Company, U.S. Technology and Duramed Pharmaceutical Company.

SHAREHOLDER PROPOSAL
(ITEM 2 ON THE PROXY CARD)

The following proposal was submitted for inclusion in this Proxy Statement by the Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth Street, N.W., Washington, D.C., 20005. As of the date this proposal was submitted, the fund was the beneficial owner of 8,925 shares of Common Stock.

"BE IT RESOLVED: That the shareholders of Comair Holdings, Inc. ("Company") urge that the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in manner that does not affect the unexpired terms of directors previously elected.

                              SUPPORTING STATEMENT

The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbents directors' contributions were not valued. Additionally, concerns that the annual election of all directors would expose shareholders to takeover attempts at below full value are also unfounded. It is our belief that the staggered Board insulates directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board, which is pursuing failed policies. We believe that allowing shareholders to annually register their views on the performance of the Board collectively is one of the best methods to insure that our Company will be managed in the best interests of the shareholders.

WE URGE YOU TO VOTE FOR THIS PROPOSAL"

BOARD OF DIRECTORS
RECOMMENDATION AND STATEMENT

The Company's Board of Directors is divided into three classes, with staggered three-year terms. The Board is confident that the current Board structure is in the best interests of all shareholders. Comair is one of the few airlines that has been consistently profitable each year since going public in 1981. The Company believes that the stability provided by the staggered Board is an integral part of its success story.

The Board also believes that a classified board helps in effectively recruiting and retaining as board members experienced individuals familiar with the Company and its business. This is especially important in our rapidly evolving industry where the Board believes that specialized knowledge and judgement is critical. Keeping a classified board helps assure that individuals who are familiar with these unique demands will continue to serve the Company as directors over time.

As current headlines indicate, no company, regardless of size, is safe from takeover attempts that may not be in the best interest of its shareholders. In the opinion of the Board, a classified board encourages any person who desires to obtain control of the Company to engage in arms-length, meaningful discussion with the Board, because the entire Board cannot be replaced in a single proxy contest. The Board believes that a system that encourages such discussions benefits the Company's shareholders.

Adoption of this proposal would not automatically eliminate the classified Board. The Board would have to propose to the shareholders that an amendment to the Articles of Incorporation be adopted to eliminate the staggered Board. The affirmative vote of at least two-thirds of all outstanding shares is required to amend the Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
(ITEM 3 ON THE PROXY CARD)

Although not required by law, the Board is seeking shareholder ratification of its selection of Arthur Andersen LLP as the Company's independent auditors. An affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Board intends to continue the employment of Arthur Andersen LLP at least through fiscal 2000. Representatives of Arthur Andersen LLP are expected to be present at the meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive $20,000 per year and non-qualified options to purchase 11,392 shares per year. In addition, each Director receives $1,500 per year for each committee on which they are a member. Committee chairmen receive an additional $1,500 annually.

Directors who are employees of the Company are not separately compensated for serving as Directors.

Raymond A. Mueller and David R. Mueller are father and son. None of the other directors or executive officers are related.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board Committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board of Directors has elected not to appoint a Nominating Committee.

THE EXECUTIVE COMMITTEE is authorized to perform substantially all of the functions of the Board of Directors between meetings of the Board.

Committee Members: David R. Mueller, Peter H. Forster, and Raymond A. Mueller (Chairman).

Actions in Writing Last Year: twenty-seven

THE AUDIT COMMITTEE is responsible for reviewing the Company's internal accounting operations. It also recommends the employment of independent accountants and reviews the relationship between the Company and its outside accountants.

Committee Members: Raymond A. Mueller, Gerald L. Wolken, and Christopher J. Murphy (Chairman).

Meetings Last Year: two

THE FINANCE COMMITTEE reviews the investment, dividend and overall capital structure policies of the Company.

Committee Members: Christopher J. Murphy, David A. Siebenburgen, and David R. Mueller (Chairman).

Meetings Last Year: two

THE COMPENSATION COMMITTEE is responsible for establishing compensation levels for management and administering the Company's Stock Option Plans.

Committee Members: Robert H. Castellini, John A. Haas, and Peter H. Forster (Chairman).

Meetings Last Year: three
Actions in Writing Last Year: one


PRINCIPAL SHAREHOLDERS

The following persons are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Stock as of June 25, 1999:

                                   Amount of                          Percent
Name of Beneficial Owner           Beneficial Ownership               of Class
------------------------           --------------------               --------

Delta Air Lines, Inc.              21,072,655(1)                      21.9%
1030 Delta Boulevard
Hartsfield International Airport
Atlanta, GA  30320

FMR Corp.                          5,711,875(2)                        5.9%
82 Devonshire St.
Boston, MA  02109


(1) Based on Form 5 Report filed with the Securities and Exchange Commission in May, 1999.

(2) Based on 13G Report filed with the Securities and Exchange Commission in February, 1999.

                 DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

The table below shows how much Comair Holdings, Inc.'s common stock each executive officer and director of the Company owned on May 31, 1999.


                                                                                      Common Stock
                                                                                 Beneficially Owned (1)
                                                                                 ----------------------
Name and Age                            Position                            Amount                 Percentage
------------                            --------                            ------                 ----------

Raymond A. Mueller (2)                  Director                           409,574                     (*)
Age 77

Robert H. Castellini (3)                Director                           853,091                     (*)
Age 57

Christopher J. Murphy, III (4)          Director                            98,851                     (*)
Age 53

Peter H. Forster (5)                    Director                            91,133                     (*)
Age 57

John A. Haas (6)                        Director                            87,337                     (*)
Age 62

Gerald L. Wolken (7)                    Director                            58,095                     (*)
Age 63

David R. Mueller (8)                    Chairman of the Board, CEO       1,232,164                    1.3%
Age 46

David A. Siebenburgen (9)               President, COO                     468,845                     (*)
Age 51

K. Michael Stuart (10)                  Sr. VP Aircraft Operations         206,044                     (*)
Age 47

Charles E. Curran, III (11)             Sr. VP Marketing                   181,150                     (*)
Age 52

Randy D. Rademacher (12)                Sr. VP Finance, CFO                195,075                     (*)
Age 42

Linda E. Noble (13)                     Sr. VP Human Resources             130,840                     (*)
Age 51                                  and Inflight Services


All Executive Officers and Directors as a
group (Twelve Persons)                                                   4,012,199                    4.2%



*  Less than 1%

Notes:


(1) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such powers are exercised solely by the named person or shared with a spouse.

(2) Does not include 1,232,164 shares held by David R. Mueller and his children or shares held by Raymond A. Mueller's other emancipated children and grandchildren as to which he disclaims beneficial ownership, but does include 86,038 shares held in various trusts for the benefit of his grandchildren, 51,840 shares held in a Family Limited Partnership, 56,664 shares held by his spouse, and options for 79,744 shares exercisable within 60 days of May 31, 1999.

(3) Includes 614,097 shares held in a Family Limited Partnership, 37,968 shares which are a part of a corporate profit sharing plan of which Mr. Castellini is a participant, 2876 shares which are held in IRA accounts for Mr. Castellini and his spouse, and options for 79,744 shares exercisable within 60 days of May 31, 1999.

(4)      Includes options for 79,744 shares exercisable within 60 days of May
         31, 1999.

(5) Includes 3,375 shares held by his spouse and options for 79,744 shares exercisable within 60 days of May 31, 1999.

(6)      Includes options for 79,744 shares exercisable within 60 days of May
         31, 1999.

(7)      Includes options for 56,960 shares exercisable within 60 days of May
         31, 1999.

(8) Includes 48,091 shares held in Company 401(k) Program, 53,692 shares held by his children, and 542,412 options for shares exercisable within 60 days of May 31, 1999.

(9) Includes 19,146 shares held in a Company 401(k) Program and options for 273,239 shares exercisable within 60 days of May 31, 1999.

(10) Includes 9,256 shares held in a Company 401(k) Program, 44,925 shares held by his spouse and options for 94,925 shares exercisable within 60 days of May 31, 1999.

(11) Includes 1,045 shares held in a Company 401(k) Program and options for 95,177 shares exercisable within 60 days of May 31, 1999.

(12) Includes 7,702 shares held in a Company 401(k) Program and options for 155,083 shares exercisable within 60 days of May 31, 1999.

(13) Includes 5,563 shares held in a Company 401(k) Program, 3000 shares held in a custodial account and options for 104,100 shares exercisable within 60 days of May 31, 1999.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, the Company believes that during the last fiscal year, all of its executive officers, directors and 10% stockholders complied with the Section 16 reporting requirements.

                                PERFORMANCE GRAPH

The performance graph below compares the Company's cumulative total shareholder return from March 31, 1994 through March 31, 1999, to that of the NASDAQ Transportation and the NASDAQ Composite Indices.

The graph assumes that the value of the investment in the Company's Common Stock and each index was $100.00 on March 31, 1994 and that all dividends were reinvested.

                             COMAIR HOLDINGS, INC.
                           COMPARATIVE STOCK ANALYSIS

                       VALUE OF INITIAL $100 INVESTMENT*


                                                       NASDAQ                     NASDAQ
                         COMAIR                   COMPOSITE INDEX          TRANSPORTATION INDEX
                     HOLDINGS, INC.            (U.S. DOMESTIC ONLY)        (U.S. DOMESTIC ONLY)
                     --------------            --------------------        --------------------

March 1994               $100.00                     $100.00                      $100.00
March 1995                 82.01                      111.25                        95.01
March 1996                251.62                      151.06                       115.68
March 1997                228.43                      167.83                       115.06
March 1998                442.98                      254.43                       169.16
March 1999                596.83                      342.44                       127.95

*    Assumes $100 invested on March 31, 1994

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICIES

The Company's policies on executive compensation are designed to encourage and motivate its executive officers to achieve both short-term and long-term operating, financial and strategic goals, and thereby build shareholder value on a steady but aggressive basis. As a result of the Company's overall philosophy, approximately 20% to 50% of an executive's total compensation depends on the achievement of their goals. It is also the policy of the Committee to reward superior corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified executives.

The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a public company as well as the other executive officers listed in the compensation table will no longer be deductible unless the compensation is "performance-based" and approved by the shareholders. The Committee does not believe any action is required by the Company or its shareholders in order for the compensation paid to its executive officers to meet the requirements for deductibility at this time.

BASE SALARIES

The Committee believes it is important to maintain executive salaries at competitive levels, and relies to some extent on comparisons with other regional companies of similar size.

Base salary levels and salary increases were determined by an evaluation of the Company's performance and each individual's performance and contribution.

The Chief Executive Officer's salary was determined on this basis.

ANNUAL PERFORMANCE-BASED INCENTIVES

Annual incentive opportunities establish an effective link between current compensation and current performance to ensure that executives focus on objectives that help to increase shareholder value. Performance is defined in terms of financial, operating and management development goals for which each executive is responsible, in addition to overall Company goals in these areas.

All performance goals, which include pre-tax profits, quality of passenger service measurements, various unit revenue and cost objectives and operating goals such as flight completion and on-time percentage, were set by the Committee at the beginning of the fiscal year. These goals are set each year based on an operating plan the Committee believes to be challenging in the then current operating environment. The actual results must meet certain targets before any annual incentive awards are paid. In making its awards for fiscal 1999, the Committee determined which targets had been met and then awarded specific bonuses based on its analysis of the achievement of performance goals as established by the Committee.

The Chief Executive Officer's bonus was determined on this basis.

STOCK OPTIONS

The Company's 1998 and 1990 Stock Option Plans are the principal means by which long-term incentive compensation is provided for key officers and employees of the Company, bringing the interests of these persons more closely into tandem with the interests of shareholders. The Plans are administered by the Compensation Committee.

The Company's policies on executive compensation are applicable to the Stock Option Plans, and all decisions regarding the number, pricing, timing and the recipients of stock option grants are made by the Compensation Committee.

DEFERRED COMPENSATION

The Deferred Incentive Compensation Plan is a non-qualified plan that is intended to provide supplemental income for certain key employees of the Company selected by the Committee. Under the Plan, the Committee can allocate as deferred compensation a percentage of pre-tax profits for certain key employees of the Company.

401(k) PLAN

Executive officers may participate in the Comair Savings and Investment Plan, a 401(k) Plan, which is available to all Comair employees on the same basis.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE COMPENSATION COMMITTEE, ROBERT H. CASTELLINI, JOHN A. HAAS, AND PETER H. FORSTER (CHAIRPERSON).

                           SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                                                     Compensation
                                        Annual Compensation              Awards
                                        -------------------              ------
Name and                  Fiscal                                 Securities Underlying       All Other
Principal Position         Year         Salary         Bonus            Options            Compensation
------------------         ----         ------         -----            -------            ------------

David R. Mueller           1999        $525,000      $378,000           225,000              $577,543(1)
Chairman                   1998        $500,000      $375,000           225,000              $502,462
Chief Executive Officer    1997        $450,000      $295,110           216,571              $502,432

David A. Siebenburgen      1999        $420,000      $302,400           180,000              $427,817(2)
President                  1998        $310,000      $193,750           135,000              $402,433
Chief Operating Officer    1997        $290,000      $158,485            87,758              $362,433

K. Michael Stuart          1999        $213,000       $89,460            67,500              $152,585(3)
Senior Vice President      1998        $203,000       $88,812            67,500              $162,545
Aircraft Operations        1997        $190,000       $43,890            42,188              $162,476

Charles E. Curran III      1999        $213,000       $89,460            67,500              $222,405(4)
Senior Vice President      1998        $203,000       $88,812            67,500              $221,269
Marketing                  1997        $190,000       $72,884            42,188              $221,933

Randy D. Rademacher        1999        $205,000       $86,100            67,500              $132,569(5)
Senior Vice President      1998        $190,000       $83,125            67,500              $132,533
Finance, CFO               1997        $178,000       $68,281            42,188              $132,468

1. Comprised of $575,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,543 of contributions by the Company to the Comair Savings and Investment Plan.

2. Comprised of $425,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,817 of contributions by the Company to the Comair Savings and Investment Plan.

3. Comprised of $150,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,585 of contributions by the Company to the Comair Savings and Investment Plan.

4. Comprised of $220,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,405 of contributions by the Company to the Comair Savings and Investment Plan.

5. Comprised of $130,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,569 of contributions by the Company to the Comair Savings and Investment Plan.

The Company has Employment Agreements with David R. Mueller and David A. Siebenburgen. The base compensation under the Agreements is currently $555,000 for Mr. Mueller and $500,000 for Mr. Siebenburgen. These may be increased by the Compensation Committee.

The Employment Agreements for Messrs. David R. Mueller and David A. Siebenburgen are each for a term of three years, with the term automatically extending each year unless one of the parties to the Agreement gives notice not to extend the term. The Agreements also provide that if an Agreement is terminated by the Company, or in the case of death or disability, or a change in control of the Company occurs, the Company is required to make a lump-sum payment equal to three years compensation for Messrs. Mueller and Siebenburgen. The Agreements also provide that if Messrs. Mueller or Siebenburgen are terminated following a change in control of the Company, the covenant not to compete applicable to the terminated employee shall be null and void.

                        OPTION GRANTS IN LAST FISCAL YEAR



                                                                                                   Potential Realizable Value of
                                                                                                   Assumed Annual Rates of Stock
                                    Percent of Total Options                                     Price Appreciation for Option Term
                          Options     Granted for Employees   Exercise Price                     ----------------------------------
Individual Grants         Granted      in Fiscal Year 1999     ($ Per Share)    Expiration Date        5%                10%
-----------------         -------      -------------------     -------------    ---------------        --                ---

David R. Mueller         225,000               20%                $16.500          04/13/08        $2,335,050        $5,916,825

David A. Siebenburgen    180,000               16%                $16.500          04/13/08        $1,868,040        $4,733,460

Charles E. Curran         67,500               6%                 $16.500          04/13/08        $  700,515        $1,775,048

K. Michael Stuart         67,500               6%                 $16.500          04/13/08        $  700,515        $1,775,048

Randy D. Rademacher       67,500               6%                 $16.500          04/13/08        $  700,515        $1,775,048



                       FISCAL 1999 YEAR-END OPTION VALUES



                                  Number of Securities Underlying                                Value of
                                       Unexercised Options                               Unexercised In-The-Money
                                     At Fiscal 1999 Year-end                            Options at Fiscal Year-end
                                     -----------------------                            --------------------------

Name                           Exercisable          Unexercisable                     Exercisable          Unexercisable
----                           -----------          -------------                     -----------          -------------

David R. Mueller                339,868                586,665                        $5,727,878              $6,930,289

David A. Siebenburgen           156,224                361,200                        $2,620,637              $3,950,523

Charles E. Curran                46,071                153,520                        $  723,909              $1,730,187

K. Michael Stuart                45,945                153,395                        $  721,362              $1,727,652

Randy D. Rademacher             107,116                203,007                        $1,948,783              $2,698,206


    The table above shows the number and value of unexercised stock options at the end of fiscal 1999. No options were exercised during the last fiscal year by any of the individuals named in the table.

    The dollar values shown are calculated by determining the difference between the fair market value of the Company's Common Stock on March 31, 1999 and the exercise price of the options. At the close of trading on March 31, 1999, the price per share of the Company's Common Stock was $23.625.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

Delta Air Lines, Inc. owns approximately 22% of the Company's common stock. Comair is a designated "Delta Connection" carrier, operating all flights under the DL code. Under a marketing agreement, Comair is able to offer passengers joint fares, coordinated schedules for timely connections and Delta frequent flyer mileage. In return for set fees, Delta Air Lines, Inc. handles the Company's reservations and handles flights at some airport locations. Costs of these various services in fiscal 1999 were approximately $30,416,000. Accounts payable in the Company's March 31, 1999 financial statements included approximately $11,272,000 due Delta Air Lines, Inc. for these services. Approximately 45% of Comair's passengers in fiscal 1999 connected with Delta Air Lines, Inc.

The Company has a lifetime Consulting Agreement with Raymond A. Mueller which became effective upon his retirement from the Company in 1990. Mr. Mueller's consulting compensation is $150,000 per year. Mr. Mueller also received transportation services and insurance amounting to $24,568 for fiscal 1999.

In 1999, the Company received $108,576 from a company owned by Mr. Castellini for aircraft charters. These charges were in the same range as those to non-affiliated customers.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals for next year's meeting is March 1, 2000. On request, the Secretary will provide detailed instructions for submitting proposals.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company's Proxy Statement and except for matters as to which adequate notice is received. In order for notice to be deemed adequate for the fiscal 2000 Annual Shareholders' Meeting, it must be received prior to May 10, 2000. If there is a change in the anticipated date of next year's annual meeting or these deadlines by more than 30 days, notification will be supplied through Form 10-Q filings.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

Comair Holdings, Inc.
Secretary
Richard D. Siegel
P.O. Box 75021
Cincinnati, Ohio  45275

or call us at (606) 767-2515

For information about your record holdings call Chase Mellon Shareholder Services at 1-800-756-3353.

We also invite you to visit Comair's Internet site at www.comair.com. Internet site materials are for your general information and are not part of this proxy solicitation.

                                                       PLEASE MARK YOUR
                                                       VOTE AS INDICATED IN  X
                                                       THIS EXAMPLE


THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR THE LISTED NOMINEES", AGAINST PROPOSAL TO, AND "FOR PROPOSAL 3"


1. To elect the following three persons as Directors:

            Peter H. Forster,     John A. Haas,     Gerald L. Wolken

                      FOR all                    WITHHOLD
                  nominees listed               AUTHORITY
                 (except as marked            and vote for all
                  to the contrary)            nominees listed

To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

-----------------------------------------------------------------------------

2. Shareholder proposal urging Board to take the necessary steps to declassify the Board of Directors.

                     FOR          AGAINST          ABSTAIN


3. To ratify the selection of Arthur Andersen LLP as independent certified public accountants for fiscal 2000.

                     FOR          AGAINST          ABSTAIN


Authority to transact such other business as may properly come before the meeting or any adjournment thereof.




This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the listed nominees, against proposal 2 and for proposal 3.


Important: Please sign exactly as name appears hereon indicating, where proper official position or representative capacity. In the case of joint holders, all should sign.


Date:                                                    , 1999
      ---------------------------------------------------



---------------------------------------------------------------
SIGNATURE


---------------------------------------------------------------
SIGNATURE


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



                           X  FOLD AND DETACH HERE  X

                              COMAIR HOLDINGS, INC.

                            PROXY FOR ANNUAL MEETING

     The undersigned hereby appoints RAYMOND A. MUELLER and DAVID R. MUELLER, or either of them, proxies of the undersigned each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Comair Holdings, Inc. to be held August 10, 1999, at 10:00 a.m. (Eastern Daylight Time) at the Radisson Inn, Cincinnati/Northern Kentucky International Airport, Hebron, Kentucky and at any adjournment of such Meeting as specified on the reverse side on the matters described in the Company's Proxy Statement and in their discretion with respect to such other business as may properly come before the Meeting or any adjournment thereof.


                          (continued on reverse side)



                           X  FOLD AND DETACH HERE  X